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                                                    [METLIFE LOGO APPEARS HERE]

                      METROPOLITAN LIFE INSURANCE COMPANY

             FLEXIBLE PREMIUM MULTIFUNDED LIFE INSURANCE POLICIES
                GROUP AND INDIVIDUAL VARIABLE ANNUITY CONTRACTS

                        LOOMIS SAYLES SMALL CAP SERIES
                          DAVIS VENTURE VALUE SERIES

To Life Insurance Policy and Annuity Contract Owners:

On October 30, 2000, a Special Meeting of Shareholders of the Loomis Sayles Small Cap Series and the Davis Venture Value Series (the "Series") of the New England Zenith Fund (the "Trust") will be held in Boston for the purposes set forth in the attached Notice.

As you know, Metropolitan purchases shares of each Series (the "Shares") for the corresponding investment divisions in the Metropolitan separate accounts funding your life insurance policy or annuity contract. At the Special Meeting, Metropolitan will vote the Shares of each Series based on the instructions received from life insurance policy and annuity contract owners. You may give us voting instructions for the number of Shares of each Series attributable to your life insurance policy or annuity contract as of the record time of 4:00 P.M., Boston time, on August 31, 2000.

The matters to be considered at the meeting are described in the attached Notice of Meeting and Proxy Statement.

WE URGE YOU TO GIVE METROPOLITAN VOTING INSTRUCTIONS BY FILLING IN, DATING AND SIGNING THE ENCLOSED VOTING INSTRUCTION FORM. PLEASE RETURN YOUR VOTING INSTRUCTIONS PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.